FORM 3                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
                                                      Washington, D.C.  20549
                                                                                                          OMB Number       3235-0104
                                                                                                          Expires:  January 31, 2005
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                          hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting      2. Date of Event          4. Issuer Name and Ticker or Trading
   Person*                               Requiring Statement       Symbol
                                         (Month/Day/Year)
Gillespie     John         D.
                                         October 9, 2002           Montpelier Re Holdings Ltd., "MRH" on the New York Stock Exchange
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   (Last)    (First)    (Middle)      3. I.R.S. or Social       5. Relationship of Reporting Person     6. If Amendment, Date of
c/o Montpelier Re Holdings Ltd.          Security Number of        to Issuer (Check all applicable)        Original (Month/Day/Year)
Mintflower Place                         Person (Voluntary)
8 Par-La-Ville Road                                                                                     ----------------------------
--------------------------------------                              X  Director           10% Owner     7. Individual or Joint/Group
             (Street)                                              ---                ---                  Filing (Check applicable
                                                                                                           line)
Hamilton     Bermuda     HM 08                                     --- Officer        --- Other             X  Form filed by one
--------------------------------------                             (give title below) (specify below)      --- Reporting Person
   (City)    (State)     (Zip)                                     Director of Montpelier Re Holdings          Form filed by more
                                                                   Ltd.                                    --- than one Reporting
                                                                                                               Person
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                                      Table I-- Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                           2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
    (Instr. 4)                                                     Beneficially Owned       Direct (D) or       Beneficial Ownership
                                                                   (Instr. 4)               Indirect (I)        (Instr. 5)
                                                                                            (Instr. 5)
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 Common Shares                                                      1,200,000                    I              +
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
** This filing shall not be deemed an admission that such person is, for purposes of Section 16 or otherwise, the beneficial owner of the securities held by this entity.
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                                                                                                                     SEC 1473 (3-99)

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FORM 3 (continued)                    Table II -- Derivative Securities Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Date Exercisable     3. Title and Amount of Securities   4. Conversion    5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Underlying Derivative Security      or Exercise      Form of          Indirect
                            (Month/Day/Year)        (Instr. 4)                          Price of         Derivative       Beneficial
                                                                                        Derivative       Security:        Ownership
                                                                                        Security         Direct (D) or    (Instr. 5)
                         ---------------------------------------------------------                       Indirect (I)
                                                                                                         (Instr. 5)
                                                                         Amount or
                            Date     Expiration            Title         Number of
                         Exercisable    Date                              Shares

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:

+ The Reporting Person disclaims beneficial ownership of 1,200,000 of the securities reported on this Form except to the extent of his pecuniary interest therein. 798,960 of these shares are owned directly by Prospector Partners Fund, LP ("Prospector"), 268,620
of these shares are owned directly by Prospector Offshore Fund (Bermuda), Ltd. ("Prospector Offshore"), 72,420 of these shares are owned directly by Prospector Partners Small Cap Fund, LP ("Prospector Small Cap"), and 60,000 shares are owned directly by the
Gillespie Family 2000, LLC. The Reporting Person's interest is limited to that as the principal of the general partner of each of
Prospector and Prospector Small Cap, principal of the investment manager of Prospector Offshore, and as a principal of the Gillespie
Family 2000, LLC.

                                                                     By: /s/ John D. Gillespie               October 2, 2002
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                                                                        ** Signature of Reporting Person           Date

*If the form if filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


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                                                                                                                     SEC 1473 (3-99)